Exhibit 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3  (No. 333‑212703) and Form S‑8 (Nos. 333‑202005, 333‑142873, 333‑123242, 333‑216312, and 333‑221826) of Brooks Automation, Inc. of our report  dated November 16, 2018 relating to the financial statements of ULVAC CRYOGENICS INCORPORATED, which appears in this From 10‑K of Brooks Automation Inc.

/s/PricewaterhouseCoopers Aarata LLC

Tokyo, Japan

November 28, 2018